As filed with the Securities and Exchange Commission on July 30, 2004 Registration No. 333-115327

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITEDHEALTH GROUP INCORPORATED

(exact name of registrant as specified in its charter)

Minnesota	6324	41-1321939
(state or other jurisdiction of organization)	(primary standard industrial classification code number)	(IRS employer identification no.)

UNITEDHEALTH GROUP CENTER

9900 BREN ROAD EAST

MINNETONKA, MINNESOTA 55343

(952) 936-1300

(address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Lubben, Esq.

General Counsel

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan B. Abram, Esq.	Keith A. Pagnani, Esq.
Martin E. Veinsreideris, Esq.	Sullivan & Cromwell LLP
Dorsey & Whitney LLP	125 Broad Street
50 South Sixth Street, Suite 1500	New York, New York 10004
Minneapolis, Minnesota 55402	(212) 558-4000
(612) 340-2600

Paul T. Schnell, Esq.
Neil P. Stronski, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of Oxford Health Plans, Inc. with and into a direct wholly owned subsidiary of the Registrant, which shall occur as soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all conditions to closing of such merger.

If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-115327

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

The Bylaws of UnitedHealth Group provide for the indemnification of such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by Section 302A.521 of the Minnesota Business Corporation Act. UnitedHealth Group maintains a standard policy of directors and officers insurance.

Item 21. Exhibits

2.1 Agreement and Plan of Merger, dated as of April 26, 2004 by and among UnitedHealth Group Incorporated, Ruby Acquisition LLC and Oxford Health Plans, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).*

3.1 Articles of Amendment to Second Restated Articles of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3(a) to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2001).

3.2 Second Restated Articles of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3(a) to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 1996).

3.3 Second Amended and Restated Bylaws of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3(d) to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2002).

5 Opinion of David J. Lubben, General Counsel of UnitedHealth Group Incorporated, regarding legality of the securities to be issued.*

8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal tax aspects of the merger.

8.2 Opinion of Sullivan & Cromwell LLP regarding certain U.S. federal tax aspects of the merger.

15.1 Letter Regarding Unaudited Financial Information of Deloitte & Touche LLP.*

15.2 Letter Regarding Unaudited Financial Information of Ernst & Young LLP.*

21 Subsidiaries of UnitedHealth Group Incorporated.*

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23.1 Consent of Deloitte & Touche LLP.*

23.2 Consent of Ernst & Young LLP.*

23.3 Consent of David J. Lubben, General Counsel of UnitedHealth Group Incorporated (included in Exhibit 5 to this registration statement).*

23.4 Consent of Skadden, Arps, Slate, Meagher & Flom LLP.

23.5 Consent of Sullivan & Cromwell LLP.

23.6 Consent of Goldman, Sachs & Co.*

24 Power of Attorney.*

*	Previously Filed

Item 22. Undertakings

Reg. S-K, Item 512(g) Undertaking:

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg. S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking: The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking: The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on July 29, 2004.

UNITEDHEALTH GROUP INCORPORATED

By:	/S/ DAVID J. LUBBEN
David J. Lubben, Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 29, 2004.

Signature	Title

/s/ WILLIAM W. MCGUIRE William W. McGuire, M.D.	Chief Executive Officer and Director (principal executive officer)

/s/ PATRICK J. ERLANDSON Patrick J. Erlandson	Chief Financial Officer (principal financial officer and principal accounting officer)

* William C. Ballard, Jr.	Director

* Richard T. Burke	Director

* James A. Johnson	Director

* Thomas H. Kean	Director

* Douglas W. Leatherdale	Director

* Stephen J. Hemsley	Director

* Mary O. Mundinger	Director

* Robert L. Ryan	Director

* Donna E. Shalala	Director

* William G. Spears	Director

* Gail R. Wilensky	Director

*By:	/s/ DAVID J. LUBBEN
David J. Lubben As Attorney-In-Fact

The undersigned, by signing his name hereto, does hereby execute this Post-Effective Amendment No. 1 to the registration statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney previously filed with the Securities and Exchange Commission.

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